EUnet KFt

          LEASE AGREEMENT


Between:

Varosmajor Passage Kft., a company located in 1051 Budapest, Sas u. 14, represented by Mr. Ferenc Lancos, as managing director,

                           hereinafter knows as "the Lessor"

And: EUNET company located in Budapest, represented by /s/L. Josao managing director hereinafter known as "the Lessee"

WHEREAS:


The Lessor is owner of an office building to be known as "The Varosmajor Passage Office Building" hereinafter referred to as the 'Building located in Budapest, XII, ker. Varosmajor u 13. Hungary. The building has 6 floors and attic. The Building offers 25 private parking places. entrance halls common areas and ancillary accommodation.


WHEREAS:

The Lessee has registered interest in rental occupation of retail/office space and parking places. and the Lessor wishes to lease such retail/office space and parking places, subject to the terms and conditions set forth in this agreement hereinafter referred to as "the Lease",


THEREFORE, the parties hereto hereby agree as follows:

PART A - GENERAL CONDITIONS

P. 1. Subject of the Lease


1.1. The Lessor shall lease and the Lessee shall rent the areas specified in Part B. P.16,1, hereinafter known as "the leased premises'. Within the Building specified above.


1.2. The Lessee hereby declares that he is fully aware of the present state of the leased premise, having visited and examined the premises prior to signing this Lease and he also declares that he has found the premises proper to the use for which they are intended.


1.3. Any difference between the areas specified above and the actual size of the leased premises shall not involve an adjustment of the rent, the Lessor and the Lessee referring to the leased premises as they exists.


1.4. The leased premises shall be rented for the use specified in Part B. P. 6.2.

      Any alteration in the use here above specified shall not be permitted unless prior written approval has been obtained from the Lessor.

      Any use by the Lessee shall always be deemed granted by the Lessor subject to any approvals required from local authorities and such approvals shall be obtained and maintained by the Lessee at his expense.


1.5. Should such alteration in the use of the leased premises cause an increase of the charges and/or taxes applicable to the building or lead to an Introduction of new taxes, such charges and/or taxes will be in the whole borne by the Lessee.

      Should such an alteration in the use of the leased premises cause an increase of the insurance premiums. the Lessee shall notify the insurers and the Lessor accordingly and the increase of the insurance premiums shall be borne by the Lessee.

1.6. The Lessor reserves the right to make changes for design or constructional reasons or if so required under any provision of law.

                  P. 2.Duration, handover


2.1 The Lease shall commence on the date specified in Part B. P. 17 and shall continue for the period specified in the same clause. The Lease Agreement shall be concluded by the Lessor for a period of 5 years.

2.2 The leased premises will be handed over to the Lessee on the first day of the Lease on condition that the Lessee has fulfilled his obligations under P. 7, P. 8, P. 10.2, and P.
      11.2.

2.3. A schedule of condition recording the condition of the leased premises shall be signed by the Lessor and the Lessee on the date of the handover, and shall be attached as Appendix 2.

      Any minor defect still existing at the time of handover which do not have any detrimental effects on the Lessee's business operations and which may be solved without causing any detrimental effects to the Lessee's business operations shall not delay the date of handover to the Lessee.

      However. such detect shall be solved by the Lessor. within 4 weeks from handover excluding materials necessitating special orders, as mentioned in the joint statement enclosed In Appendix 2, otherwise the Lessee shall be entitled to claim damages In the event of a dispute, the Lessor and the Lessee will act in concert to appoint a professional construction expert to solve the dispute. In case that the parties cannot agree on the expert or In case that a party does not perform the expert's decision
      P. 16 shall apply.


2.4.  The Lease shall be terminated at the date of expiry.

      Six months before the date of expiry~ of the Lease, each party may notify by registered or receipted post a proposal to discuss the terms and conditions an e~extension or renewal of the tease. if there 16 no new agreement between the parties at the latest three months before the date of expiry. the Lease shall be terminated at the date of expiry.

      Early termination of the Lease shall be permissible only as provided for in clauses 7,8 and 12.


       P. 3 Maintenance and repairs of the premises

3.1. The Lessee undertakes to keep the leased premises. at his own expense and at all times in the same state of repair as it was at the commencement of the Lease, with the exception of normal wear and tear. The Lessee also undertakes to comply with the house regulations and all reasonable management requests issued by the Lessor or his appointed agents.

The Lessor undertakes to repair any damage to the leased premises which may have been caused due to faults in the design or construclion of the structure facades and roofs of the Building and the Lessee undertakes to promptly notify the Lessor of any such damage.

The Lessee undertakes to return the leased premises to the Lessor upon termination or expiry of the Lease with vacant possession, in good and tenantable condition, with the exception of normal wear and tear, and available for immediate occupancy thereafter.

Upon termination or explry of the lease, telecommunications lines transferred to the Lessee by the Lessor or his representatives shall be returned to the Lessor, free of charges.

3.2. No structural or material changes shall be made to the leased premises without the Lessor's prior written approval.

      Any approvals required for such changes shall be secured at the Lessee's expense.

3.3. All fitting out works by the Lessee shall require the Lessor's pror written approval.




3.4. Upon termination or expiry of the Lease, a second schedule of condition of the leased premises will be prepared and agreed by the Lessor and the Lessee.

      The Lessor shall entitled to request the Lessee to restore the leased premises to their former state upon termination or expiry of the Lease, i.e., in conformity with the first schedule of condition as referred to in 2.3 of this Lease, subject to the exception of fair wear and tear.

      In the event that restoration in conformity with the first schedule of condition is not required by the Lessor, all works or alterations which cannot be removed without damaging the structure shall become the Lessor's property without any right of compensation or claim of refund.

      In the absence of agreement between the parties, an expert will be appointed to determine the responsibilities of the parties. Both parties agree to act in accordance with his decision. In case that the parties cannot agree on the expert in case that a party does not perform the expert's decision P. 15 shall apply.

3.5. The Lessor shall be entitled to perform any structural or material changes which may be required for maintenance or proper operation of the building inside and outside the leased premises without the Lessee's consent, following the service of eight days prior notice on the Lessee.

      The Lessee shall not be entitled to any rent reduction or damages in connection with the performance of such work provided that such works endure for a maximum period of 4 months, and further provided that the Lessor shall use his best efforts to minimize the inconvenience caused to the Lessee.

3.6. The Lessor or his authorized representative shall be entitled to check the proper conditions of the leased premises during normal business hours and to visit the leased premises together with prospective new tenants starting six months before the Lease expiry date, subject to the service of 48 hours prior notice, and provided that such visits shall not be exercised in a manner detrimental to the Lessee's normal business operations.

3.7. In the event that the lessee fails to fully comply with his obligations to maintain as defined above, and after having been requested to do so in writing. the Lessor shall, 14 days after the service of a written request. be entitled to undertake the necessary work at the Lessee's expense.


3.8. The monthly rent will be reduced by the 1/12 part of the value of cabling (1 million Hungarian Forints) during one year.


4.1. The Lessee undertakes to use the leased premises and common parts with due care and consideration, and in accordance with the house regulations at the direction of the Lessor's managing agents.


4.2. The Lessee shall be liable for any and all damage caused to the leased premises by the Lessee, its employees, visitors, customers, supplier& or by any craftsmen commissioned by the Lessee.

      The Lessee shall be liable for any and all damage caused to the common parts and collective facilities by the Lessee, its employees, or, particularly during the move into the leased premises, by any suppliers or by any craftsmen commissioned by the Lessee.

4.3. The Lessee shall not be entitled to any claims against the Lessor concerning temporary failure or interruption of water supply, failure of gas, light. sewer, power or waterlines, heat supply. air conditioning, telecommunications, or other systems or services.

      The Lessor will, however, promptly implement suitable measures to remedy such failures.

4.4. The Lessor shall not be liable for any loss of, damage to. or destruction of furnishings or goods owned by the Lessee or introduced into the leased premises by any third party where such loss, damage or destruction has been caused by force majeure (acts of war, riot, earthquake, lightening, etc.). damage from theft, fire, water, moisture or similar events.

      The Lessor shall, however, be liable for any damage caused by the Lessor or any of his employees due to willful or gross negligence.

      The amount of the Lessor's liability shall in any case be limited to the maximum amount of liability provided for by the third party liability insurance coverage as reasonably undertaken by the Lessor.


                  P. 5. House regulations

5.1. The Lessee undertakes to comply with the house regulations, and to cause his employees, visitors suppliers and any person entering the Building. to be aware of and respect them.

      The Lessor reserves the right to make reasonable changes and additions to the house regulations in order to preserve a high standard of occupational condition within the Building.

5.2. The Lessor reserves the right to prescribe an uniform size, quality and material type for company signs to his Lessees.


                P. 6 Subleasing, Assignment

      The Lessee shall not be entitled to sublease nor assign partly or in whole the leased premises without obtaining the prior written approval of the Lessor, not to be unreasonably withheld. The Lessor must give a reply to any such prior requests within 30 days.

      The Lessee shall remain ~jointly and severally liable to the Lessor for each and every sublessee and subsequent sub Lessee for the compliance to the provisions of the Lease.

      The terms and condition of the sublease shall reflect those of this Lease and the duration of any sublease shall not exceed the remaining duration of this Lease at the date of signature of the sublease.

      Acceptance of payments made by a third party shall not constitute any express or implied acceptance of any tenancy rights by such third party.


                       P. 7 Deposit


7.1. In order to secure compliance with this obligation under this agreement, the Lessee shall make a cash deposit equivalent to 3 months rent plus A.A. The cash deposit brings in interest and the interest will be accounted yearly. The amount of the interest will be the equivalent of the interest provided by the UNICBANK at tying up for one month.

7 1.2. The cash deposit shall be maintained at an amount always equivalent to three months rent plus A.A., during the duration of the Lease.

7.2. The Lessee shall be entitled to a refund of the deposit upon expiry or termination the Lease and proper return of the leased premises, after the Lessor is satisfied that the leased premises are in a proper state of repair in conformity with the Lease and after the Lessee has settled any and all obligations arising from and/or connected with the Lease.

7.3. The leased premises shall only be handed over after the cash deposit here above has been deposited with the Lessor by the Lessee.

7.4. Within 10 days after the signature of the Lease, should the lessor have not received the amount representing the cash deposit, the Lease shall be deemed null and void without any damages due to the Lessee.


                         P.8 Rent


8.1. Lessee undertakes to pay the Lessor an annual net rent specified in Part B P. 18. plus A.A.~at the legally valid rate, and any and all other applicable taxes.


8.2. The rent within the terms of the Lease shall include the following:

      Any and all taxes and dues concerning the leased premises and imposed on the Lessor under any laws. decrees or other provision of law.

      Should any local charges (taxes, fees and contributions), insurance premiums or other costs in connection with the Building be increased or should new property charges be introduced after the date of conclusion of this Lease, then the Lessor shall be entitled to apportion such increased charges with effect from the date of their introduction to the Lessee in direct proportion to the size of the leased premises.

      Any and all expenses required for the proper upkeep and operation of the Building including but not limited to:

      - maintenance and repair of the Building. car parks and surroundings,
      - maintenance and repair of the general facilities,
      - the cost of maintenance staff, including staff facilities,
      - consumption of gas, electric current, water and sewage,
      - telecommunications costs of general services,
      - fire safety and guard service
      - the costs of employment of reception staff and related expenses,
      - mall dispatching costs,
      - cleaning, maintenance, and repair of common areas,
      - insurance costs,
      - provision for depreciation & renewal of equipment,
      - any and all expenses occurring from compliance with provision of law in connection with the maintenance, repair, replacement and renewal, if justified, operation and utilization of the Building.

      Non-use by the Lessee of the common area or the common facilities such as lifts, heating, air conditioning, hot water systems shall not absolve the Lessee from his payment obligation.


                       P. 9 Payments


9.1. The rent as specified under the terms of this Lease shall be paid in advance by the Lessee monthly, until the first day of each month.

      Each month the Lessor will send an invoice in HUF to the Lessee. one month before the date of payment, at the middle exchange rate effective on the date of the drawing up of the invoice as it is established by the Hungarian National Bank (Magyar Nemzetl
      Bank).

      Payments shall be made in HUF, to the following account:

      Bank: UNICBANK Rt.
      Name of the beneficiary:   Varosmajor Passage Kft.
      Acc. Number. 12001008-00128281-00300005
      Address of the Bank:  Budapest V. ker. Vaci u. 19-21.

9.2. The first invoice will cover the rent prorata temporis, from the date of the beginning of the Lease for the month April, for the main part of the office.

      The leased premises shall only be handed over after this invoice has been paid to the Lessor.

9.3. The Lessee shall ensure that the rent shall be available on the Lessor's account at the payment date specified in P. 10.1.

      Interest of 35% in force during the period of delay, will be charged to the Lessee. This Interest will be charged on all amounts not paid in due time, and the Lessor shall be entitled to apply the dispositions of clause 12 1. in the event of non-payment

      Payments shall always be accounted for from the date of earliest liability.


                      P. 10 Insurance


10.1. The Lessee shall reimburse to the Lessor the costs of property insurance for the Building. Such amounts will be included in the rent.

10.2. On his own account and in his own name, the Lessee shall take out the following adequate insurances:

      - furniture and goods inside the leased premises and against all damages,
      - employer's liability insurance,
      - civil and professional liability insurance.

      - third party liability insurance.

10.3 On the date of the handing over at the latest and once a year thereafter, the Lessee shall provide to the Lessor evidence that he has taken out adequate and appropriate insurance for the present year.


       P 11 Rescission of the Lease prior to Expiry


11.1 The Lessor may give written notice of termination of the Lease with immediate effect, for any of the following reasons:

      a) the Lessee is in arrears for more than one month with the payment of the rent and/or A.A.,

      b in the event that a petition for bankruptcy or liquidation is filed against the Lessee.

11.2 The Lessor may give written notice of termination of the Lease with a time limit of 2 weeks. If the default has not been rectified at that time, for any of the following reasons:

      a) the Lessee is not using the premises in accordance with the use sta+ed under Part B, P.16.2, of the present Lease, or in accordance with the house regulations,

      b) the Lessee and/or persons sharing the premises with the Lessee disturb other occupiers' quiet enjoyment of the Building,

      c) a decision and/or regulation of competent governmental or local authorities prevents the further use of the premises by the Lessee

      d) the Lessee does not comply with the provisions of this Lease.

11.3 The Lessee may give written notice of termination before the date of expiry of the Lease as stated n Part B, P. 17 for any of the following reasons:

      a) the Lessee has lost the necessary and relevant authorities' approval for the activities conducted by him in the premises, except if this approval's loss is the Lessee's fault,

      b) the premises become unfit for the purposes for which they were originally rented by the Lessee, as described in Part B, P.
      16.2 hereafter, except in so far as this may be due to a fault or breach on the part of the Lessee

      c) the Lessor is guilty of violation of his obligation to hand over the leased premises - in respect with clauses 2.2 and 2.3 of the Lease

    The notice period is six months, and starts the first day of the month following the day of delivery of the notice.

    In this case any rent paid in advance following the deduction of sums outstanding and owned to the Lessor, shall be reimbursed.


                   12. Notices, changes


    The Lease shell be executed in six copies; the Lessee shall be given two copies, the Lessor shall be given four copies.

    There may be no verbal supplements to the Lease. Any changes of or additions to the Lease shall be in writing and agreed by both parties to be effective.

    Any and all notices, mutual information, statements and rent notifications shall be effective if directed to the address last identified by one party to the other.

                   P. 13  Miscellaneous

13.1     Each party shall bear its own legal expenses.

13.2 Where several persons constitute the party of the Lessee, they shall be liable as joint and several debtors. Any notification on the part of the Lessor shall be deemed legally valid if addressed to any one of such persons.

13.3 Should any of the provisions of the Lease violate any provisions of applicable law or become invalid during the performance of the Lease, its invalidity shall not affect validity of the Lease as such.

    Such invalid provision shall be replaced with a provision which is valid and fulfills as closely as possible the correct legal meaning of the clause determined to be invalid.

13.4 Any tolerance by the Lessor of any breach of Lessee's obligations ir compliance with the Lease, whatever its frequency or its duration shall not allow the Lessee to consider this tolerance as a modification or a cancellation of any of its obligation, neither shall imply a right of any nature for the Lessee, and does not mean that the Lessor gave up his rights.

            P. 14 Jurisdiction - applicable law

    This agreement shall be governed by Hungarian law.

    All disputes arising from or in connection with the present lease agreement which cannot be settled by direct negotiation between the parties shall be finally settled under the rules of arbitration of the Hungarian Chamber of Commerce and Industry by three arbitrators designated in accordance with the said rules, applying Hungarian Law.
    The language used in this procedure will be the Hungarian
    Language.

    The deliberations of these arbitrators shall be final and shall bind the parties.




Budapest 21st March 1997



____________________________            ______________________

         Lessor                               Lessee


               PART B - PARTICULAR CLAUSES


P. 15.  Leased premises


15.1 The Lessor shall lease and the Lessee shall rent the following areas:

         - 1st floor, totally approx. 510m2

         the premises being delimited with a red colored outline on the drawings attached in Appendix 1.

         - 5 parking places

         - the right in common with others to use the common areas

15.2     The leased premises shall be rented for the following use:
         office purposes


P. 16  Beginning and duration of the Lease

         The Lease shall commence on 1st April 1997 and shall continue for a period expiring on 31st March 2002 herein known as the date of expiry, being 5 years thereafter.

P. 17  Rent

         The Lessee undertakes to pay the Lessor an annual net rent equivalent in HUF to 195,000,- DEM during the Lease plus
         A.A. at the legally valid rate, and any and all other applicable taxes.


P. 18 Cash deposit (amounts)


         Referring to paragraph 7 of the present Lease, the amount of
         the cash deposit is fixed at     48.750.  -DEM
                              +25%VAT     12.187.5.-DEM
                                     -------------
                                          60.937.5.-DEM

         and shall be paid in HUF

         Referring to paragraph 8 of the present lease, the amount of the bank guarantee is fixed at 243.750.-DEM.


P. 19 First payments

         Upon execution of the present Lease, the Lessee will pay as first payments to the Lessor:

         Date of signature of the Lease:  21 March 1997
         Date of beginning of the Lease   1st April 1997

         Rent                 857.149 HUF
         +25% VAT             214.287 HUF
                              -----------
                            1.071.436 HUF

         Cash Deposit:      6.389.297 HUF


P. 20 Miscellaneous

         The present Lease is valid only with Part A and Part B both signed. In case of discrepancies between the two parts, Part B shall prevail.





Budapest, 21st March 1997





------------------------------            ---------------------------
        The Lessee                         The Lessor



APPENDICES

APPENDIX 1: Plan
APPENDIX 2: Joint statement recording the condition of the leased premises
APPENDIX 3: Form of guarantee